Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES PRELIMINARY OPERATING RESULTS,
COST REDUCTION INITIATIVES AND EXPECTED IMPAIRMENT CHARGES FOR 2008
NEW ALBANY, OHIO, February 10, 2009 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported preliminary revenues of $763.5 million for the year ended December 31, 2008, compared to $696.8 million for the prior year period. Preliminary operating income for the year ended 2008 was $16.1 million, compared to $18.8 million for the prior year. These preliminary results for 2008 do not include any non-cash charges related to impairment of goodwill or other assets, the amount of which has not yet been determined.
Net debt (calculated as total debt less cash and cash equivalents) was approximately $157.6 million at December 31, 2008 compared to $149.9 million at December 31, 2007. Capital expenditures were $14.4 million, or 1.9% of revenues, for the year ended December 31, 2008.
“Like many companies, we are facing the challenges of major market shifts, stock price declines, currency volatility and accounting-based non-cash impairment charges,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “While we cannot control these challenges, we can control our operating costs, which was our focus throughout the fourth quarter and continues to be our focus into 2009,” added Mr. Dunn.
The Company also announced a restructuring plan with pre-tax annual cost reduction initiatives of approximately $10.0 million. Included in the restructuring plan is a salaried workforce reduction of 15 percent, a company-wide freeze on merit increases, the elimination of the Company’s employer match to certain 401(k) and other retirement programs for 2009 and the closure of five of its smaller manufacturing, warehousing and assembly facilities. The facilities include its Kent, Washington assembly and sequencing facility; Statesville, North Carolina seat sequencing and assembly facility; Lake Oswego, Oregon manufacturing facility; Concord, North Carolina inventory and product warehouse; and its Seneffs, Belgium seat assembly and distribution facility. The Company estimates the cost of these actions to be approximately $2.5 million and expects to substantially complete the restructuring initiatives by April 2009.
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“While we regret the personal hardship these actions will have on our employees, we must continue to reduce our cost structure and remain competitive in today’s economic environment,” said Mr. Dunn. “With the current condition of the global economy, and in particular the commercial vehicle markets, cost reductions are necessary. We recognize that further deterioration in our end markets may require additional facilities to be closed or additional workforce reductions, which our management team and our employees will be prepared to manage,” concluded Mr. Dunn.
In addition, the Company reported that it will incur non-cash charges related to the impairment of its goodwill and certain intangible and other assets during the quarter ended December 31, 2008. Although the Company has not finalized its analysis, it estimates the total non-cash impairment charge will be equal to all or a substantial portion of all of its goodwill and intangible assets as of December 31, 2008. The Company will record the impact of the impairment charge in its 2008 financial statements to be included in its Form 10-K filing, which is due March 16, 2009.
“While the non-cash impairments are unfortunate, they are a sign of our times and a product of the economic environment which many companies are facing,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group, Inc. “Our focus remains on operational performance and adjusting our variable cost structure during these extended market declines. This, along with our fixed costs reduction initiatives announced today, is vital to ensuring we remain competitive and financially sound as we manage the business through these uncertain times. We look forward to discussing our operating results for the fourth quarter, global market conditions and the actions outlined in this release on our upcoming conference call,” added Mr. Utrup.
A conference call to discuss the contents of this press release is scheduled for Wednesday, February 11, 2009 at 10:00 a.m. ET. To participate, dial (888) 713-4217 using access code 27887420. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PJBRN8BFT
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 13759137.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
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Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates with respect to cost reduction initiatives, restructuring charges, impairment charges or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or the Company’s financial position; and (ix) various other risks as outlined in the Company’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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